Exhibit 99.1

NEWS RELEASE

F

FOR FURTHER INFORMATION:
GREGORY K. CLEVELAND
TELEPHONE: (602) 852-3526

TRACY SCOTT
TELEPHONE: (701) 250-3040

For Immediate Release	TIMOTHY J. FRANZ
TELEPHONE: (612) 305-2213

WEBSITE: www.bnccorp.com

BNCCORP ANNOUNCES DEFINITIVE AGREEMENT

FOR SALE OF INSURANCE SUBSIDIARY

Proceeds to Support Growth of Banking, Wealth Management Businesses

BISMARCK, ND, March 14, 2006 — BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and wealth management businesses in Arizona, Minnesota, North Dakota, Colorado and Nevada, today announced a definitive agreement to sell substantially all of the assets of its insurance agency operation, BNC Insurance Services, Inc., to a subsidiary of Hub International Limited (NYSE: HBG) (TSX: HBG) for a purchase price of approximately $37 million.

The Company noted that the transaction would monetize the value of its investment in the insurance business and result in a significant increase in tangible net worth and regulatory capital.  The transaction is expected to be completed late in the second or early in the third quarter of 2007 and is subject to customary conditions, including approval by BNCCORP shareholders.

“The sale of BNC Insurance clearly demonstrates our ability to build financial services businesses with substantial value, and our determination to maximize that value for the benefit of our shareholders,” said Greg Cleveland, BNCCORP’s President and Chief Executive Officer.  “We are committed to employing our expanded capital base to drive further shareholder value once the transaction is completed.  The financial flexibility provided by these new capital resources will enable us to invest in future growth, both within our existing banking and wealth management businesses, as well as other areas of opportunity.”

BNC Insurance, an independent insurance agency representing multiple carriers, offers business insurance, risk management, group benefits, personal lines and a range of other services primarily to commercial customers.  The agency operates offices in Arizona, Colorado, Nevada and North Dakota.  BNCCORP acquired the predecessor to BNC Insurance in 2002, and subsequently expanded the insurance agency business through new office openings and additional acquisitions.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking, insurance and wealth management services to businesses and consumers in its local markets. The Company operates 28 locations in Arizona, Minnesota, North Dakota, Colorado, and Nevada through BNC National Bank and its subsidiaries.

Headquartered in Chicago, Illinois, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

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